TRANSAMERICA VARIABLE INSURANCE FUND, INC.

ARTICLES SUPPLEMENTARY

Transamerica Variable Insurance Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the Articles of Incorporation of the Corporation, as amended (the “Charter”), the Board of Directors, at a meeting duly called and held on February 8, 2001, has classified and designated 100,000,000 shares of the Corporation’s authorized but unissued Common Stock, par value $.001 per share, as a series designated as the “Small Company Fund,” and has provided for the issuance of such series.

        SECOND: The classification of the Small Company Fund shares decreases the number of authorized but unissued shares of Common Stock from 800,000,000 shares immediately prior to the classification to 700,000,000 immediately following the classification.

        THIRD: The Small Company Fund shares are subject to the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, as all other shares of the Corporation’s Common Stock. A descriptions of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the Common Stock is as follows:

        (a) ______ Except as otherwise provided herein, all consideration received by the Corporation for the issue or sale of shares of stock of a particular class, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, any funds or payments derived from any reinvestment of such proceeds, and any General Assets allocated to a class, shall constitute assets of that class, in contrast to other classes (subject only to the rights of creditors) and are herein referred to as assets “belonging to” that class. The Board of Directors shall determine allocation of the assets belonging to the Corporation to a given class. Any General Assets shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated from time to time, in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. Such decisions by the Board of Directors shall be final and conclusive.

        (b) ______ The assets belonging to each class shall be charged with the liabilities of the Corporation in respect of that class and with all expenses, costs, charges and reserves attributable to that class. Such liabilities, expenses, costs, charges and reserves, together with any General Liabilities allocated to that class, shall constitute the liabilities of that class, in contrast to other classes, and are herein referred to as “belonging to” that class. Any General Liabilities shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated from time to time, in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. Such decisions by the Board of the Directors shall be final and conclusive.

        (c) ______ The Board of Directors may declare and pay dividends or distributions, in stock or in cash, on shares of any class of stock to the holders of such stock, in such manner and from such income and capital gains, accrued and realized, from the assets belonging to that class, after providing for actual and accrued liabilities belonging to that class, as they, in their sole discretion determine.

        (d) ______ In the event of the Corporation’s liquidation or dissolution, the holders of each established and designated class of stock shall be entitled to receive, as a class, when and as declared by the Board of Directors, the excess of the assets belonging to that class over the liabilities belonging to that class. The assets so distributable to the stockholders of any particular class shall be distributed among such stockholders in proportion to the number of shares of that class held by them and recorded on the books of the corporation. General Assets shall be allocated by, or under the supervision of, the Board of Directors to and among any one or more established and designated classes. Such allocations by the Board of Directors shall be conclusive and binding for all purposes.

        (e) ______ On any matter submitted to a vote of the stockholders, each holder of a share shall be entitled to one vote for each dollar of net asset value of the Corporation’s stock standing in his or her name on the books of the Corporation, on the date fixed in accordance with the Bylaws for determination of stockholders entitled to vote. On any matter submitted to a vote of the stockholders, all shares of the Corporation’s stock then outstanding and entitled to vote shall be voted in the aggregate and not by class (“single class voting”); provided, however, that: (i) as to any matter that the 1940 Act or the Maryland General Corporation Law requires a separate vote of any class, the requirement as to a separate vote by that class shall apply in lieu of single class voting, (ii) in the event that the separate vote requirement referred to in (i) above applies to one or more classes, then, subject to (iii) below, the shares of all other classes shall vote as a single class, and (iii) as to any matter that does not affect the interests of a particular class, only the holders of shares of the one or more affected classes shall be entitled to vote. The Board of Directors, in its sole discretion, shall determine whether any matter affects any particular class or classes of stock.

        (f) ______ All shares of each particular class shall represent an equal proportionate interest in the assets belonging to that class (subject to the liabilities belonging to that class), and each share of a particular class shall be equal to each other share of that class. The Board of Directors may from time to time divide or combine the shares of any particular class into a greater or fewer number of shares of that class without thereby changing the proportionate beneficial interest in the assets belonging to that class or in any way affecting the rights of shares of any other class of stock. Notwithstanding the foregoing, Article VI(2)(f) herein shall not restrict any dividends or distributions permitted pursuant to Article VI(2)(c) above or otherwise under these Articles that may exist with respect to stockholder elections to receive such dividends or distributions in cash or shares of the same class or that may otherwise exist with respect to dividends or distributions on shares of the same class of stock.

        FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf on its behalf by its President and attested to by its Secretary on this ___ day of March, 2001.

ATTEST:

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Regina M. Fink, Secretary

TRANSAMERICA VARIABLE INSURANCE FUND, INC.

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Gary U. Rolle', President